EXHIBIT 17.5

Letter of Resignation

March 7, 2018

OWC Pharmaceutical Research Corp.

Board of Directors

Ladies and Gentlemen:

I hereby submit my resignation as a member of the Advisory Board of OWC Pharmaceutical Research Corp., effective immediately.

Respectfully,

/s/: Jeffrey Friedland
Jeffrey Friedland